Exhibit 99.1

James C. Garvey Named Chief Executive Officer of Borel Private Bank & Trust

- V. Charles Jackson to Become CEO of West Coast Private Banking -

Boston, MA – November 23, 2010 – Boston Private Financial Holdings, Inc. (NASDAQ: BPFH) today announced the appointment of James C. Garvey as Chief Executive Officer and President of Borel Private Bank & Trust Company, the Company’s Northern California affiliate effective December 13, 2010. Mr. Garvey joins Borel from his previous position as President and Chief Executive Officer of BPFH’s Pacific Northwest private banking affiliate, Charter Private Bank. He replaces James D. Dawson, a senior executive at BPFH, who was named Interim CEO pending the completion of the search process. Mr. Garvey will also replace Mr. Dawson on the Borel Board of Directors.

“Jim Garvey brings a wealth of experience, great integrity and a deep, intuitive understanding of private banking excellence to his new role at Borel,” said Mark Thompson, Chief Executive Officer of the Private Banking Group at BPFH. “Jim is one of the most talented bankers at our Company. He has led Charter’s successful evolution toward our high performance private banking model, and we are thrilled to see him take the helm at Borel, a bank that we view as central to our West Coast growth strategy.”

At Charter Private Bank, Mr. Garvey led a successful turnaround, managing through difficult regional economic conditions to return Charter to a position of stability and has set the stage for Charter’s transition from a community bank into a highly-respected private banking organization.

Prior to joining Charter, Mr. Garvey served for eight years as President and Chief Executive Officer for Flagship Bank and Trust of Worcester, MA, which he joined in 1999. Under his leadership, Flagship received numerous local and regional awards for banking excellence and posted a consistently impressive track record of results. Mr. Garvey also served as a senior vice president for T.D. Banknorth, formerly known as Safety Fund National Bank. Previously, he also held positions at Shawmut Bank and General Electric Capital Corporation.

“I am very excited about the opportunity to join Borel,” said Mr. Garvey. “This is a bank with incredible client relationships, a well-earned reputation for outstanding client service, and deep, enduring ties to the local community. We believe the long-term growth opportunities in the Northern California market are extremely attractive and I look forward to continuing to build and enhance Borel’s private banking strengths together with the exceptionally talented people throughout the organization.”

The Charter Private Bank Board has initiated a search to identify a replacement for Mr. Garvey and expects that it will find a permanent replacement in the near term.

BPFH also announced the appointment of V. Charles Jackson as the Chief Executive Officer of the West Coast Private Banking Group effective January 1, 2011. Mr. Jackson is currently the Chief Executive Officer and President of First Private Bank & Trust, the Company’s Southern California affiliate. Mr. Jackson will continue in his current position while assuming broader oversight responsibilities for all of the West Coast banks.

“Expanding Charlie Jackson’s role on the West Coast is an enormous step forward for our Private Banking Group management team,” said Mr. Thompson. “Charlie has deep experience in the West Coast markets and will bring a tried and true approach to the whole Private Banking Group. We are thrilled to have the depth of talent on the West Coast that we have, and believe we are well positioned to enhance our client service approach and spur growth in the areas where we see excellent opportunities for the Company.”

Before joining First Private, Mr. Jackson was President and CEO of Community Bank, based in Pasadena, CA, where he focused on accelerating the bank’s growth while achieving superior credit quality in its loan portfolio. Under Mr. Jackson’s leadership, Community Bank grew significantly in terms of total assets, net income, total deposits, and a variety of other measures over a four year timeframe. The structure and credit processes that Mr. Jackson helped put in place at Community Bank made the bank more competitive and resulted in increased high-quality loan volume. Earlier in his career, Mr. Jackson held senior executive positions with Lipper & Co., Mellon Bank and Chase Manhattan Bank. Mr. Jackson will also become a member of the boards of directors at both Charter Private and Borel.

With Mr. Jackson’s and Mr. Garvey’s appointments, James D. Dawson will relinquish his titles of Managing Director West Coast Private Banking and Interim CEO of Borel, and will return to BPFH headquarters in Boston by December 31, 2010. He will continue as Executive Vice President and a member of the Senior Policy Group of BPFH. Mr. Dawson will focus on operational and performance initiatives, and will report to CEO and President, Clayton Deutsch.

Boston Private Financial Holdings, Inc.

Boston Private Financial Holdings, Inc. (NASDAQ: BPFH) is a national financial services organization comprised of affiliates located in key regions of the U.S. that offer private banking, wealth advisory and investment management services to the high net worth marketplace, selected businesses and institutions. The Company enters demographically attractive markets through selective acquisitions and then expands by way of organic growth. It employs a distinct business strategy, empowering its affiliates to serve their clients at the local level, while at the same time providing strategic oversight and access to resources, both financial and intellectual, to support management, compliance and risk management, legal, marketing, and operations.

For more information about BPFH, visit the Company’s website at www.bostonprivate.com.

Note to Editors:

Boston Private Financial Holdings, Inc. is not to be confused with Boston Private Bank & Trust Company. Boston Private Bank & Trust Company is a locally-operated and wholly-owned subsidiary of BPFH.

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Boston Private Financial Holdings, Inc.

Jeanne Hess, 617-912-3798

jhess@bostonprivate.com

or

Sloane & Company

John Hartz, 857-598-4779

jhartz@sloanepr.com